Exhibit 99.1

Cyren Announces $13.8 Million Registered Direct Offering of Ordinary Shares

 McLean, VA, Feb. 11, 2021 – Cyren, Ltd. (NASDAQ: CYRN), a provider of email security and threat intelligence solutions, today announced that it has entered into securities purchase agreements with several institutional investors for the purchase and sale, in a registered direct offering, of 12,000,000 of its ordinary shares at a purchase price of $1.15 per share for gross proceeds of $13.8 million. The offering is expected to close on or about February 16, 2021, subject to satisfaction of customary closing conditions.

Cyren intends to use net proceeds from the registered direct offering for working capital and general corporate purposes.

H.C. Wainwright & Co. is acting as the exclusive placement for the offering.

A shelf registration statement on Form S-3 (File No. 333-233316) relating to the registered direct offering of ordinary shares described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on August 20, 2019. The offering of ordinary shares is being made only by means of a prospectus supplement and accompanying prospectus that forms a part of the registration statement. Electronic copies of the final prospectus supplement and the accompanying prospectus will be filed with the SEC and may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Cyren:

More than 1.3 billion users around the world rely on Cyren's cloud security solutions to protect them against cyber-attacks every day. Powered by the world's largest security cloud, Cyren (NASDAQ: CYRN) delivers fast time-to-protection with embedded threat detection, threat intelligence and email security solutions. Learn more at www.cyren.com.

Forward-Looking Statements

This press release contains forward-looking statements, which may be identified by words such as “expect,” “look forward to,” “anticipate” “intend,” “plan,” “believe,” “seek,” “estimate,” “will,” “project” or words of similar meaning. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Cyren’s control, and cannot be predicted or quantified, and include, among others, statements regarding the consummation of the registered direct offering and the intended use of proceeds, as well as various additional risks, such as market and other conditions, many of which are now unknown and generally out of Cyren’s control, and which are detailed from time to time in reports filed by Cyren with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Cyren does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.

Company Contact:

Kenneth Tarpey, CFO

Cyren

+1.703.760.3320

Kenneth.tarpey@cyren.com